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                                                                   EXHIBIT 99(C)

                             G.R. HERBERGER'S, INC.
                                600 MALL GERMAIN
                              ST. CLOUD, MN 56301
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 31, 1997

To the Stockholders of G.R. Herberger's, Inc.
    A Special Meeting of Stockholders (the "Herberger's Special Meeting") of G.R. Herberger's, Inc., a Delaware corporation ("Herberger's"), will be held on Friday, January 31, 1997, at the St. Cloud Civic Center, 10 South Fourth Avenue, St. Cloud, Minnesota, at 8:30 a.m., Central Standard Time, to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Prairie Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Proffitt's, Inc., a Tennessee corporation ("Proffitt's"), will be merged with and into Herberger's (the "Merger"), and the stockholders of Herberger's (other than stockholders who perfect appraisal rights under Delaware law) will receive shares of Proffitt's Common Stock. As a result of the Merger, each outstanding share of Herberger's Common Stock will be converted into a number (the "Conversion Number") of shares of Proffitt's Common Stock determined by multiplying one by a fraction, the numerator of which is 4,000,000 and the denominator of which is the number of shares of Herberger's Common Stock outstanding at the effective time of the Merger. Based on the 8,024,678 shares of Herberger's Common Stock outstanding on December 20, 1996, the Conversion Number would be approximately .4985. Upon consummation of the Merger, the equity interest in Herberger's of its stockholders will cease and Herberger's will become a wholly-owned subsidiary of Proffitt's.
    The attached Proxy Statement/Prospectus, which forms a part of this Notice, describes in full detail the terms and conditions of the Merger. The text of the Merger Agreement is annexed as Appendix I to the Proxy Statement/Prospectus. No other matters are expected to be presented at the Herberger's Special Meeting.

    Holders of record of Herberger's Common Stock at the close of business on December 20, 1996 are entitled to notice of and to vote at the Herberger's Special Meeting and any adjournments and postponements thereof. Any holder of record of Herberger's Common Stock who follows the procedures for asserting appraisal rights under Delaware law is entitled to receive payment of the "fair value" of such shares in lieu of Proffitt's Common Stock. ESOP participants are not eligible to elect appraisal rights with regard to Herberger's Common Stock allocated to their respective ESOP accounts. The trustee of Herberger's ESOP has sole discretion to determine whether to exercise appraisal rights with respect to shares for which the trustee receives directions to vote against adoption of the Merger Agreement. See "THE HERBERGER'S SPECIAL MEETING--Appraisal Rights" and Appendix II in the attached Proxy Statement/Prospectus.


    THE BOARD OF DIRECTORS OF HERBERGER'S HAS RECEIVED AN OPINION DATED NOVEMBER 8, 1996 FROM MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HERBERGER'S FINANCIAL ADVISOR, THAT, AS OF THAT DATE, THE CONVERSION NUMBER WAS FAIR TO HERBERGER'S STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. THE BOARD OF DIRECTORS OF HERBERGER'S UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT.

    IF THE MERGER IS CONSUMMATED, EACH HERBERGER'S STOCKHOLDER WILL BE BOUND BY ITS TERMS UNLESS HE OR SHE PERFECTS APPRAISAL RIGHTS UNDER DELAWARE LAW. SEE "THE HERBERGER'S SPECIAL MEETING - APPRAISAL RIGHTS" IN THE ATTACHED PROXY STATEMENT/PROSPECTUS.

    PLEASE READ THE ATTACHED PROXY STATEMENT/PROSPECTUS CAREFULLY.

    It is important that your shares be represented at the Herberger's Special Meeting. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE HERBERGER'S SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY. If you later find that you can be present or desire to revoke your proxy for any reason, you may revoke your proxy at any time before voting or attend the Herberger's Special Meeting and vote in person.

                                          By Order of the Board of Directors

                                                        [LOGO]

                                          John A. Gau, SECRETARY

St. Cloud, Minnesota
January 10, 1997



    It is anticipated that the Proxy Statement/Prospectus and the accompanying Herberger's proxy card will be mailed to Herberger's stockholders on or about January 10, 1997.